Exhibit 10.10

FLORIDA DOCUMENTARY STAMP TAX IN THE AMOUNT OF $2,450.00 HAS BEEN PAID OR WILL BE PAID DIRECTLY TO THE FLORIDA DEPARTMENT OF REVENUE

REVOLVING CREDIT NOTE

$2,000,000	December 23, 2021

FOR VALUE RECEIVED, HEALTHIER CHOICES MANAGEMENT CORP., a Delaware corporation (the “Borrower”), promises to pay PROFESSIONAL BANK, a Florida banking corporation (the “Bank”), on or before the Commitment Termination Date, TWO MILLION DOLLARS ($2,000,000) or, if less, the unpaid principal amount of all Revolving Credit Loans made by the Bank to the Borrower under the Credit Agreement referred to below.

Accrued interest on the principal balance from time to time outstanding under this Note shall be payable monthly, commencing on January 24, 2022, and continuing on the twenty-fourth (24th) day of each month thereafter.

This Note, as amended, restated, amended and restated, supplemented or otherwise from time to time, is the “Note” referred to in that certain Credit Agreement dated as of the date hereof, between the Borrower and the Bank (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and is issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Credit Loans evidenced hereby were made and are to be repaid. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The Bank shall record the date and amount of each Revolving Credit Loan and the date and amount of each payment or prepayment of principal of each Revolving Credit Loan on the grid schedule annexed to this Note; provided, however, that the failure of the Bank to set forth such Revolving Credit Loans, payments and other information on the attached grid schedule shall not in any manner affect the obligation of the Borrower to repay the Revolving Credit Loans made by the Bank in accordance with the terms of this Note.

This Note is subject to prepayment as provided in Section 3.3 of the Credit Agreement. Subject to the immediately preceding sentence, no reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Upon the occurrence and during the continuance of an Event of Default, the unpaid balance of the principal amount of this Note together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in immediately available funds at the Payment Office of the Bank, or in such other manner in accordance with the terms of the Credit Agreement and the other Loan Documents.

The Borrower waives presentment, demand, protest, and notice of any kind in connection with this Note.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

[SIGNATURE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year first above written.

HEALTHIER CHOICES MANAGEMENT CORP.

By:	/s/ Jeffrey E. Holman
Name:	Jeffrey E. Holman
Title:	Chief Executive Officer

SCHEDULE OF LOANS

Date of Loan	Principal Amount of Loan	Interest Rate	Amount of Principal Paid	Notation Made by